Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Kate Spade & Company on Form S-8 (No. 2-95258) of our report dated June 15, 2016 on our audits of the financial statements and supplemental schedules of Kate Spade & Company 401(k) Savings and Profit Sharing Plan as of December 31, 2015 and 2014, and for the year ended December 31, 2015, which report is included in this Annual Report on Form 11-K to be filed on or about June 15, 2016.

/s/ EisnerAmper LLP

Iselin, New Jersey

June 15, 2016